EXHIBIT 5


                                December 4, 1996




ACI Telecentrics, Incorporated
3100 West Lake Street, Suite 300
Minneapolis, Minnesota  55416

         Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

     We are acting as corporate counsel to ACI Telecentrics, Incorporated (the "Company") in connection with the original registration by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of options and 100,000 shares (the "Shares") of Common Stock issuable pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Plan").

     In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

     1.   The Company's Restated Articles of Incorporation.

     2.   The Company's Restated Bylaws.

     3. Certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption of the Plan.

     4.   The Plan.

     5.   The Registration Statement.

     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

     1. The Shares are validly authorized by the Company's Restated Articles of Incorporation.

     2.   Upon  issuance  and  delivery  of the  Shares  against  receipt by the
          Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   FREDRIKSON & BYRON, P.A.



                                                 By /s/ John A. Satorius
                                                        John A. Satorius